Exhibit 10.27

DCP MIDSTREAM PARTNERS, LP

RESTRICTED 2012 LONG-TERM INCENTIVE PLAN (DIRECTOR)

PHANTOM UNIT GRANT AGREEMENT

Grantee:

Grant Date:

1.	Grant of Restricted Phantom Units with DERs. DCP Midstream GP, LLC (the “Company”) hereby grants to you Restricted Phantom Units (“RPUs”) allocated as ConocoPhillips (“COP”) shares and Spectra Energy Corp. (“Spectra”) shares under the DCP Midstream Partners, LP 2012 Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein. The number of RPUs has been determined based on the average closing price of the COP (50%) and Spectra (50%) equity during the last twenty trading days immediately prior to the Grant Date and includes a tandem dividend equivalent right (“DER”) grant with respect to each RPU. In the event that DCP Midstream, LLC’s membership interests are transferred by either Spectra or COP, then the RPUs allocated based on the transferor entity shall be adjusted to instead be allocated based on the common stock of any such successor owner of DCP Midstream, LLC’s membership interests. The Company will establish a DER bookkeeping account for you with respect to each RPU granted that shall be credited with a proportionate amount equal to the cash dividends on the COP and Spectra common stock during the period such RPU is outstanding. Unless otherwise defined herein, terms used, but not defined, in this Grant Agreement shall have the same meaning as set forth in the Plan.

2.	Vesting.

(a)	RPUs. Except as otherwise provided in Paragraph 3 below, the RPUs granted hereunder shall vest 100% on the third anniversary of the Grant Date, and not before.

(b)	DERs. The amount credited to your tandem DER account periodically shall be 100% vested. If a tandem RPU is forfeited, your tandem DER with respect to such RPU shall be similarly forfeited at that time, but any amount then credited to your DER account and not yet paid shall be paid to you.

3.	Events Occurring Prior to Vesting.

(a)	Death or Disability. If your employment or service with the Company terminates as a result of your death or disability that entitles you to benefits under the Company’s long-term disability plan, the RPUs then held by you automatically will become fully vested upon such termination.

(b)	Termination by the Company other than for Cause. If your employment is involuntarily terminated by the Company for any reason other than “Cause,” as determined by the Company in accordance with its employment practices, the RPUs then held by you will become fully vested upon such termination.

(c)	Other Terminations. Except as provided in Paragraph 2 hereof, if you terminate from the Company for any reason other than as provided in Paragraph 3(a) and (b) above, all unvested RPUs then held by you automatically shall be forfeited without payment upon such termination.

(d)	Change of Control. All outstanding RPUs held by you automatically shall become fully vested upon a Change of Control. For purposes of this Agreement, Change of Control means any person other than DCP Midstream, LLC and/or an affiliate thereof becomes the beneficial owner of more than 50% of the combined voting power of the Company’s equity interests.

4.	Payments.

(a)

RPUs. As soon as administratively practicable after the vesting of an RPU, the Company will then pay you a lump sum cash payment equal to the average closing price of the Units based on the last twenty trading days immediately prior to vesting, less any applicable tax withholding. Payment will be made no later than 2 1/2 months following the end of the calendar year in which the RPU vests unless deferred into the Executive Deferred Compensation Plan in accordance with Code Section 409A. Notwithstanding the foregoing, payment will be delayed for six months following separation from service if the payment is due to retirement and Section 409A(2)(B)(i) of the Internal Revenue Code of 1986, as amended, applies.

(b)	DERs. As soon as practicable after the end of each calendar quarter or your termination of employment, if earlier, the Company shall pay you an amount of cash equal to the amount then credited to your tandem DER account, less all applicable taxes required to be withheld therefrom.

5.	Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution, and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.	Withholding of Taxes. To the extent that the vesting or payment of an RPU or DER results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, the Company or Affiliate shall withhold from any cash payment such amount of money as may be required to meet its withholding obligations under such applicable laws.

7.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

8.	Entire Agreement. This Agreement along with the Plan constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the RPUs granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

9.	Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company. Notwithstanding the foregoing, the Company may unilaterally amend this Agreement, and this Agreement shall be considered so amended, for compliance with the terms of any “clawback” policy adopted by the Company as required under the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other “clawback” provision required by law or the market listing standards, in accordance with any proposed or final rules adopted by the SEC or other governing body.

10.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Colorado, without regard to conflicts of laws principles thereof.

11.	Conflicts. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

DCP MIDSTREAM GP, LLC

By:

Name:

Title:

Grantee Acknowledgment and Acceptance

By:

Name:

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